                                                                 EXHIBIT (a) 12

                          OFFER TO PURCHASE FOR CASH
                    UP TO 1,500,000 SHARES OF COMMON STOCK

                                      OF

                       VITALINK PHARMACY SERVICES, INC.

                                      AT

                             $20.00 NET PER SHARE

                                      BY

                               MANOR CARE, INC.


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS NOT CONDITIONED UPON THERE BEING TENDERED ANY MINIMUM NUMBER OF SHARES. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS WHICH ARE SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares") of Vitalink Pharmacy Services, Inc. (the "Company") should either (a) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it or such facsimile together with the certificate(s) evidencing tendered Shares and any other required documents to the Depositary (as hereinafter defined) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary prior to the Expiration Date (as hereinafter defined) or who cannot complete the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                               ----------------

                    The Information Agent for the Offer is:

                                     LOGO

May 21, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   1
   1. Terms of the Offer..................................................   1
   2. Acceptance for Payment and Payment for Shares.......................   3
   3. Procedures for Tendering Shares.....................................   4
   4. Withdrawal Rights...................................................   7
   5. Certain Federal Income Tax Consequences.............................   8
   6. Price Range of the Shares; Dividends................................   8
   7. Effect of the Offer on Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations.......................   9
   8. Certain Information Concerning the Company..........................   9
   9. Certain Information Concerning the Purchaser........................  10
  10. Background of the Offer; Contacts with the Company..................  11
  11. Purpose and Effect of the Offer; Appraisal Rights...................  15
  12. Source and Amount of Funds..........................................  16
  13. Dividends and Distributions.........................................  16
  14. Certain Conditions of the Offer.....................................  16
  15. Certain Legal Matters; Required Regulatory Approvals................  18
  16. Certain Fees and Expenses...........................................  19
  17. Miscellaneous.......................................................  19
SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER............. I-1

To the Holders of Common Stock of
 Vitalink Pharmacy Services, Inc.:

                                 INTRODUCTION

  MANOR CARE, INC., a Delaware corporation (the "Purchaser"), hereby offers to purchase up to one million five hundred thousand (1,500,000) shares of common stock, par value $.01 per share (the "Shares"), of VITALINK PHARMACY SERVICES, INC., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER IS NOT CONDITIONED UPON THERE BEING TENDERED ANY MINIMUM NUMBER OF SHARES. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS WHICH ARE SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  The purpose of the Offer is for the Purchaser to increase its ownership interest in the Company from approximately 45% of the outstanding Shares to above 50% in order to consolidate the Company for financial reporting purposes. See Section 11.

  The Company has informed the Purchaser that as of April 18, 1997 there were 25,365,442 Shares outstanding, and 1,644,432 Shares reserved for issuance pursuant to outstanding options. As of the date hereof, the Purchaser beneficially owns 11,500,000 Shares, representing approximately 45% of the outstanding Shares. Based on such number of outstanding Shares, if the Purchaser acquires 1,500,000 Shares in the Offer, it will beneficially own approximately 51% of the outstanding Shares and will be able to control the outcome of substantially all actions requiring stockholder approval, including the election of directors, mergers, sales of assets and other such transactions affecting the Company. See Section 10--Shareholders Agreement.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  Upon the terms and subject to the conditions of the Offer, the Purchaser will purchase up to 1,500,000 Shares. If more than 1,500,000 Shares are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. See
Section 1. Shares not accepted will be promptly returned in accordance with the instructions of the stockholder.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment up to 1,500,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, May 21, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

  If more than 1,500,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, such Shares will be accepted for payment on a pro rata basis according to the number of Shares validly tendered and not properly withdrawn prior to the Expiration Date (with appropriate adjustments to avoid the purchase of fractional Shares). In the event that such proration is required, because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn, the Purchaser does not expect to announce the final results of proration or to pay for any Shares immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as soon as practicable following the Expiration Date, and does not expect to be able to announce the final results of proration until at least seven New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent and may be able to obtain such preliminary information and final results from their brokers. The Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

  The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the Offer for any reason, including the occurrence of any of the events specified in Section 14, by giving oral or written notice thereof to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4.

  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) terminate the Offer if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 and (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights pursuant to Section 14.

  Any such extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

  If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser should increase or decrease the number of Shares being sought or increase or decrease the consideration being offered in the Offer, such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and if, at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares (except in respect of an increase in the number of Shares not in excess of 2% of the outstanding Shares), the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day, from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, when such list or listings are received.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, up to 1,500,000 Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the reasonable judgment of the Purchaser, which determination shall be final and binding on all tendering stockholders. See
Section 14. Subject to applicable rules and regulations of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law or government regulation. See Section 15.

  The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act, requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and the Purchaser may not delay acceptance for payment of, or payment for (except if proration is required), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares ("Share Certificates") or timely confirmation of the book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and together, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for shares be paid by the Purchaser, regardless of any delay in making such payment. If, for any reason, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholder is entitled to exercise, and duly exercises, withdrawal rights as described in Section 4 below. Any such delay will be by an extension of the Offer to the extent required by law.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including proration due to tenders of Shares pursuant to the Offer in excess of 1,500,000 Shares), or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates for such unpurchased and untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 below, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

VALID TENDER OF SHARES

  For a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either Share Certificates representing tendered Shares must be received by the Depositary, or Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER,

AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

  The Depositary will establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such book-entry transfer facility's procedures does not constitute delivery to the Depositary.

SIGNATURE GUARANTEES

  Signatures on the Letter of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), except where the Shares tendered are (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate for Shares not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signature on such certificate or stock power guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

GUARANTEED DELIVERY

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the Share Certificates or a Book-Entry Confirmation representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

DETERMINATION OF VALIDITY

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

APPOINTMENT AS PROXY

  By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and purchased by the Purchaser and with respect to any and all dividends on the Shares or any Distribution (as defined in the Letter of Transmittal). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and any Distributions) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. The designees of the Purchaser will be empowered, with respect to the Shares (and such Shares and other securities for which such appointment is effective), to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting and other rights of a record and beneficial owner with respect to such Shares (and such other Shares and securities), including voting at any meeting of stockholders then scheduled.

OTHER REQUIREMENTS

  A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's representation and warranty to the Purchaser that (i) the stockholder has a net long position in the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act ("Rule 14e-4"), and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account, unless, at the time of tender and at the Expiration Date, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for Shares tendered and that person will acquire the Shares for tender by conversion, exchange or exercise and (ii) will cause Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

FEDERAL INCOME TAX BACKUP WITHHOLDING

  UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after June 23, 1997.

  If, for any reason, the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the tendering stockholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph and timely received by the Depositary. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed to have not been validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

  All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding on all parties. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holding period for such Shares exceeds one year at the time of sale. With respect to the receipt of cash for Shares pursuant to the Offer, gain or loss will be recognized by the stockholder in the taxable year in which such Shares are accepted for payment by the Purchaser (even if the cash is not received by such stockholder until after the close of such tax year).

  The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS. The Shares are listed and traded on the NYSE under the symbol "VTK." Prior to February 13, 1997 the Shares were listed and traded on the Nasdaq National Market ("NASDAQ"). The following table sets forth, for each of the periods indicated, the high and low bid prices per Share on the NASDAQ and the high and low sale prices per share on the NYSE, as the case may be, as reported in published financial sources.

                                                                  HIGH     LOW
                                                                 ------- -------
      THREE MONTHS ENDED:
      1995
        March 31................................................ $14 1/2 $11 3/4
        June 30.................................................  16 3/4  13 3/4
        September 30............................................  18 1/8  14 3/4
        December 31.............................................  22 1/2  15 1/2
      1996
        March 31................................................  23 3/8      16
        June 30.................................................  22 3/4  21 1/2
        September 30............................................  23 3/4  20 1/2
        December 31.............................................  24 5/8  21 1/2
      1997
        March 31................................................  24 5/8  20 1/8
        April 1 through
         April 23...............................................  19 5/8  16 3/4

  On April 17, 1997, the last full trading day prior to the announcement of the Offer, the reported closing sales price per share on the NYSE was $17 1/2. On April 23, 1997, the last full trading day prior to the date of this Offer to Purchase, the reported closing sale price per Share on the NYSE was $17 7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  Since the Company's initial public offering in March 1992, the Company has not paid cash dividends on the Shares.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. The Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or liquidity of the Shares or whether it would cause future prices to be greater or less than the Offer price.

  Purchaser does not believe the purchase of Shares in the Offer will cause the Shares to be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares and any beneficial holders held in the name of NYSE member organizations who hold at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by more than 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the amount of information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act no longer applicable to the Company. If registration of Shares under the Exchange Act were terminated, Shares would no longer be "margin securities" or eligible for NYSE listing or NASDAQ reporting. The Purchaser does not believe the purchase of Shares in the Offer will cause the Shares to become eligible for deregistration under the Exchange Act.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. The Purchaser believes that following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at 1250 East Diehl Road, Naperville, Illinois 60563.

  The Company provides institutional pharmacy services to nursing facilities and other institutions. The Company presently operates 56 institutional pharmacies and four regional infusion pharmacies, which specialize in pharmaceutical dispensing of individual medications, pharmacy consulting, drug regimen review of potential medication interaction as well as regulatory compliance with medication and administration guidelines and infusion therapy products. The Company, through a subsidiary, provides parenteral and neutral nutrition products to patients who qualify under Medicare Part B and bills Medicare directly for these products.

  The Company operates institutional pharmacies which provide, in general, three types of services: (i) customized filling of prescription and non-prescription medications for individual patients pursuant to physician orders delivered to nursing facilities; (ii) consultant pharmacist services to help ensure quality patient care through monitoring and reporting on prescription drug therapy; and (iii) infusion therapy services, which consists of a product (nutrient, antibiotic, chemotherapy or other drugs or fluids), which the Company prepares and delivers, and its administration by tube, catheter or intravenously by nursing center staff.

  On February 12, 1997, the Company acquired the institutional pharmacy business of GranCare, Inc. a California corporation ("GranCare"), through the merger of GranCare with and into the Company, with the Company surviving the merger (the "Merger"). In order to facilitate the Merger, GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets (the "Skilled Nursing Business") were transferred to New GranCare, Inc. ("New GranCare"), a wholly owned subsidiary of GranCare, and all of the issued and outstanding common stock of New GranCare was distributed to the shareholders of GranCare. GranCare's only remaining business, its institutional pharmacy business, was acquired by the Company in the Merger and is operated by TeamCare, Inc. ("TeamCare"), a wholly owned subsidiary of the Company. As a consequence of the Merger, each GranCare shareholder received
0.478 of a share of the Company's common stock for each share of GranCare common stock owned as of the effective time of the Merger. The Company also assumed certain items of GranCare's consolidated indebtedness, including existing long-term indebtedness of GranCare associated with the operation of its institutional pharmacy business (approximately $56.5 million at December 31, 1996). In addition, the Company incurred indebtedness under a $200.0 million revolving credit facility executed prior to the effective time of the Merger among the Company, certain of its subsidiaries and The Chase Manhattan Bank, as agent, and the lenders party thereto to finance the repurchase of $98.2 million aggregate principal amount of GranCare's 9.35% senior subordinated notes due 2005; approximately $1.8 million principal amount of such notes remained outstanding which was assumed by the Company. The Merger was accounted for using the purchase method of accounting with an effective date of February 1, 1997 and, accordingly, the results of operations of TeamCare, Inc., the acquired business, have been included in the Company's consolidated financial statements since February 1, 1997.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial position and other matters. Certain information, as of particular dates, concerning the Company's business, the Merger, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in information statements, proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, information statements, proxy statements and other information may be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company also should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a Delaware corporation with its principal executive offices located at 11555 Darnestown Road, Gaithersburg, Maryland 20878.

  The Purchaser, organized in August 1981, is a holding company that conducts its business through the Company and two principal subsidiaries, ManorCare Health Services, Inc. ("MCHS"), and In Home Health, Inc. ("In Home Health"). MCHS and its subsidiaries have been engaged since October 1968 in the business of developing, owning and managing nursing facilities, which provide skilled nursing and convalescent care principally for residents over the age of 65. With 176 in patient skilled nursing and rehabilitation facilities and 30 assisted living facilities in 28 states, the Purchaser is the fifth largest provider of long-term care in the country. The Purchaser provides quality long-term care, targeting upper income, service sensitive, private paying patients.

  The Purchaser's nursing centers provide, in general, five types of services:
(i) high acuity services--for persons who require complex medical and physical rehabilitation services (patients who would otherwise be treated in an acute care hospital setting); (ii) skilled nursing care--for persons who require 24-hour-a-day professional services of a registered nurse or a licensed practical nurse;
(iii) intermediate care--for persons needing less intensive nursing care than that provided to those requiring skilled care; (iv) custodial care--for persons needing a minimum level of care; and (v) assisted living--for persons needing some supervision and assistance with personal care.

  The Purchaser, through MCHS, owns approximately 45% of the outstanding Shares and in October 1995 acquired approximately 63% of the voting stock of In Home Health, a publicly traded company which provides services from 43 offices in 20 markets located in 14 states. In Home Health offers its clients a broad range of professional and support services to meet medical and personal needs at home, including skilled nursing, infusion therapy, hospice, rehabilitation and personal care. MCHS also owns and operates an acute care general hospital, in-patient skilled nursing and rehabilitation facilities and assisted living facilities.

  The name, business address, present principal occupation, employment history for the past five years and citizenship of each of the directors and executive officers of the Purchaser are set forth in Schedule I of this Offer to Purchase.

  The Purchaser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial position, results of operations and other matters. Certain information, as of particular dates, concerning the Purchaser's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Purchaser's securities, any material interests of such persons in transactions with the Purchaser and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Purchaser's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission and should also be available for inspection in the same manner as set forth with respect to the Company in
Section 8.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In 1981, the Company was acquired by a subsidiary of the Purchaser as part of the acquisition of Americana Healthcare Corporation, which had incorporated the predecessor of the Company in 1967. The Company changed its name to "Vitalink" from "TotalCare Pharmacy Services, Inc." in January 1992. The Company became a public company in 1992 as a result of an initial public offering. Prior to the Merger the Company was an approximately 82% owned subsidiary of the Purchaser. Following the completion of the Merger, the Purchaser's beneficial ownership was reduced to approximately 45% of the outstanding Shares. However, the Purchaser is able to exert substantial control over the Company.

  On April 8, 1997, Stewart Bainum, Jr., Chairman of the Board and Chief Executive Officer of the Purchaser met with Gene E. Burleson, Chief Executive Officer of the Company to convey the Purchaser's interest in increasing its ownership position in the Company above 50%. On April 9, 1997 at a regularly scheduled meeting of the Company's Board of Directors, Mr. Bainum, Jr. discussed the Purchaser's interest.

  On April 17, 1997, Mr. Bainum, Jr. contacted certain stockholders of the Company to discuss acquiring Shares in privately negotiated transactions. No agreements were reached with any such stockholders. On April 17, 1997, Mr. Bainum, Jr. informed Mr. Burleson and the other directors of the Company by telephone that the Purchaser would announce the Offer on April 18, 1997.

SHAREHOLDERS AGREEMENT

  Under the shareholders agreement dated as of February 12, 1997 between the Purchaser and the Company (the "Shareholders Agreement"), the Purchaser and the Company agreed that for a period of three years from the effective time of the Merger, the Purchaser will not, directly or indirectly, offer, sell or otherwise dispose of any shares of the common stock of the Company in a public offering, without the prior written consent of a majority of the GranCare Nominees (as defined in the Shareholders Agreement). The Shareholders Agreement also provides that the Purchaser will not for a period of three years, transfer an amount of shares of common stock that equals more than 10% of the outstanding common stock of the Company to any "person or group" (as such terms are defined in Section 13(d) and the relevant rules promulgated under the Exchange Act or any successor provision) (a "Transferee") unless immediately prior to such transfer such Transferee shall have agreed to be bound by the terms of the Shareholders Agreement. Private sales by the Purchaser to a Transferee of a number of shares of the common stock of the Company that is less than 10% of the then total amount of outstanding shares of common stock will not result in the Transferee being required to be bound by the terms of the Shareholders Agreement. In addition, pursuant to the Shareholders Agreement, the Purchaser has agreed, for a period of three years from the Merger, to vote all of the shares of the Company's common stock beneficially owned by the Purchaser in favor of the election of the four GranCare Nominees (or any successor to any such nominee designated by a majority of the remaining GranCare Nominees) to be directors of the Company. In addition, under the Shareholders Agreement, for a period of three years from the date of consummation of the Merger, the Company's Board will consist of eight directors. The four non-GranCare Nominees are nominated by the Purchaser and, currently, three of such persons are employees of the Purchaser.

ADMINISTRATIVE SERVICES AGREEMENT

  The Company and the Purchaser entered into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which the Purchaser provides the Company with various services such as maintenance of employee benefit plans, payroll, legal, insurance, financial, accounting, tax and information systems. It is anticipated that this agreement will be terminated within one year following the Merger. Pursuant to the Administrative Services Agreement the Company agrees to reimburse the Purchaser for the direct cost of rendering services to the Company. Where such direct costs cannot be separately measured, the Company will pay a portion of the total cost based on the Purchaser's current practices for allocating those costs among its subsidiaries. The Purchaser charges the Company for services rendered at the end of each month based on budgeted expenditures determined from prior fiscal year actual experience. The respective Audit Committees of the Company and the Purchaser meet at the end of each fiscal year to review the time allocations and services provided during the previous fiscal year and agree on the charges for those services in accordance with the second preceding sentence, as well as the budget for the next fiscal year. A year-end adjustment is made to the financial statements of the Company to reflect allocated reimbursed expenses. Administrative fees of approximately $480,000, $595,000, $551,000 and $500,000, for the nine months ended February 28, 1997, and the fiscal years 1996, 1995 and 1994, respectively, were paid by the Company to the Purchaser for services rendered.

  Under the terms of the Administrative Services Agreement, the Purchaser charges the Company on a favorable marginal cost basis for the services it provides. Allocations of costs to the Company that are not separately measured are based on professional employees in each administrative department making quarterly estimates of time spent during the prior quarter on various Purchaser subsidiaries (including the Company), and each department's costs (including overhead) being allocated in accordance with such estimated time and allocations of certain common costs based on appropriate relative factors, such as numbers of employees. Such common costs include an allocable portion of the base compensation of the officers of the Purchaser who serve as officers of the Company. The Purchaser and the Company believe that the allocation system is reasonable in view of the costs of implementing a more precise system, although it may reflect higher or lower charges for services provided to the Company than the Company might obtain from third parties.

  The Administrative Services Agreement is terminable by the Company or by the Purchaser as of the end of any month on 180 days' written notice. There can be no assurances that the Company could obtain such services from third parties at the same or lower cost as provided by the Purchaser.

  The Purchaser makes available to employees of the Company the benefit and health plans in effect for employees of the Purchaser. The Company reimburses the Purchaser based on the per participant rates associated with providing such plans to employees of the Company. The Administrative Services Agreement also provides that the Purchaser furnish additional services as may be reasonably requested by the Company on similar terms.

TAX AGREEMENT

  The Company and the Purchaser are parties to a tax agreement (the "Tax Agreement") with respect to periods prior to the Merger, which provides for
(i) the payment of federal income taxes and remittance of funds for periods during which the Company and the Purchaser were included in the same consolidated group for federal income tax purposes; (ii) the allocation of responsibility for the filing of such tax returns; (iii) the conduct of tax audits and the handling of tax controversies; and (iv) various related matters. For the periods during which the Company was included in the Purchaser's consolidated federal income tax returns, the Company was required to pay the Purchaser its federal income tax liability (determined without taking into account any surtax exemption, alternative minimum tax exemption amount or exemption of an amount from the tax imposed under Section 59A of the Internal Revenue Code of 1986, as amended), and was entitled to receive refunds, determined as if the Company and its subsidiaries had filed a separate federal income tax return. Under the Tax Agreement, the Purchaser had the power and authority to make the ultimate decision as to reporting on tax returns and calculations of taxes. The same principles apply in the event the Purchaser and the Company or any of their subsidiaries joined in filing any combined or consolidated state or local income or franchise tax returns.

INTERCOMPANY DEBT AND CREDIT AGREEMENT

  Prior to the consummation of the Merger, the Company and the Purchaser were parties to an intercompany debt and credit agreement (the "Intercompany Debt and Credit Agreement") pursuant to which the Purchaser provided the Company with a line of credit (the "Line of Credit") in the amount of $10,000,000. The Intercompany Debt and Credit Agreement, dated June 1, 1991, was initially for a five-year term with an evergreen provision. The interest rate charged on borrowed funds was LIBOR plus 5/8 percentage points. Pursuant to the Intercompany Debt and Credit Agreement, the Company would lend all its excess cash to the Purchaser, which cash would earn interest at the three-month Treasury bill rate plus 100 basis points, as determined monthly by averaging the secondary market rate per the Federal Reserve statistical release for the first and last day so published.

MASTER AGREEMENTS

  Under various master agreements with the Purchaser, the Company may at its option provide pharmaceutical, consulting and infusion therapy products and services to any and all nursing facilities owned or licensed by the Purchaser through May 2001 in accordance with the terms of the agreement and subject to each individual patient's right to designate his or her own pharmacy or infusion therapy provider (the "Master Agreements"). Each individual pharmacy service agreement entered into pursuant to the Master Agreements, however, may be limited or terminated under certain circumstances, including the disposition of any nursing facilities by the Purchaser.

  Pursuant to the Master Agreements, a portion of the Company's business is with the Purchaser. The Company's contracts with the Purchaser resulted in revenue of approximately $58,062,000, $67,066,000, $54,734,000, and
$45,976,000, for the nine months ended February 28, 1997 and the fiscal years 1996, 1995 and 1994, respectively.

  The Master Agreements are of a significantly longer term and have higher consulting fees than comparable agreements the Company has with non-affiliated third parties. Although the Purchaser intends to continue to operate under the Master Agreements, future agreements for the provision of pharmacy services to the Purchaser may contain terms comparable to those that the Company could obtain from third parties in an arms-length transaction.

  Manor Care Pharmacy, Infusion Therapy and Consulting Services
Agreements. Pursuant to four agreements with the Purchaser, the Company provides pharmaceutical products and services, enteral an parenteral therapy supplies and services, urological and ostomy products, intravenous product and services and pharmacy consulting services to nursing facilities operated by the Purchaser. The Company is not restricted from providing similar services to non-Purchaser facilities.

  Master Agreement for Pharmacy Services. On June 1, 1991 the Company and the Purchaser entered into a Master Agreement for Pharmacy Services (the "Master Agreement for Pharmacy Services") pursuant to which the Company has the option to provide pharmaceutical service to any and all nursing facilities owned or licensed by the Purchaser. The option is exercisable from time to time as the Company establishes the capability to serve additional facilities operated by the Purchaser. The Master Agreement for Pharmacy Services calls for each individual nursing facility to enter into a separate agreement with the Company which defines the scope of services, duties and obligations of the Company and compensation. Pricing for services and products is determined on a market-by-market basis and is subject to reimbursement limitations depending on the payor source. The initial term of the Master Agreement and the individual facility agreement is ten years, with automatic renewals for successive five-year periods unless either party gives notice at least 180 days prior to the end of the initial term or any renewal term that it desires to terminate the agreement. The individual facility agreements can be terminated early by the facility under various circumstances, including if the Company fails to provide services which conform to generally accepted pharmacy practices or upon 30 days' notice in the event the Purchaser will no longer own or hold the license to the facility upon its sale to a third party.

  Master Pharmacy Consulting Agreement. On June 1, 1991 the Company and the Purchaser entered into a Master Pharmacy Consulting Agreement (the "Master Pharmacy Consulting Agreement") whereby the Company has agreed to develop and implement a program to provide for all needed consultant pharmacy services to any and all nursing facilities owned or licensed by the Purchaser that the Company has the capability of servicing. The Master Pharmacy Consulting Agreement (the "Consultant Pharmacy Services Agreement") with the Company which defines the duties and obligations of the Company and the compensation for services. Each nursing facility is billed monthly by the Company based on its number of licensed beds. The initial term of the Master Pharmacy Consulting Agreement and the individual Consultant Pharmacy Service Agreement is ten years with automatic renewal for successive five-year periods, unless either party gives notice at least 180 days prior to the end of the initial term or any renewal term that it desires to terminate the agreement. The individual facility agreements can be terminated early by the facility under various circumstances, including if the Company fails to provide services which conform to generally accepted pharmacy practices or upon 30 days' notice in the event the Purchaser will no longer own or hold the license to the facility upon its sale to a third party.

  Pharmacy Services Consultant Agreement. On June 1, 1991, the Company and the Purchaser entered into a Pharmacy Services Consultant Agreement (the "Pharmacy Services Consultant Agreement") whereby the Company agreed to assist the Purchaser at the corporate level in establishing uniform pharmacy delivery standards for all of its nursing facilities including those not serviced by the Company. Such assistance takes the form of advising the Purchaser on compliance with applicable laws, rules and regulations, providing in-services to the Purchaser's corporate staff on all phases of pharmacy services, and consulting with the Purchaser at the corporate level on all operating policies and procedures concerning administration and record keeping of pharmaceuticals at its nursing facilities. No pharmacy consulting services are provided to individual nursing facilities under this agreement. For the services provided under the Pharmacy Services Consultant Agreement, the Purchaser pays the Company an annual fee, initially $10.00 per nursing facility bed operated by the Purchaser. The initial term of the agreement is ten years, with automatic renewal for successive five-year periods; however, either party may notify the other of its intent not to so renew upon 90 days' written notice. At August 31, 1996, the Purchaser operated approximately 24,000 nursing facility beds.

  Following the Merger the Company terminated the Intercompany Debt and Credit Agreement with the Purchaser. The Tax Agreement remains in place with respect to periods prior to the Merger. All other existing agreements between the Company and the Purchaser have remained in place following the Merger.

INTERESTS OF CERTAIN PERSONS AND STOCKHOLDINGS OF CERTAIN OFFICERS AND
DIRECTORS

  Directors and Officers. Currently, of the eight members of the Company's Board of Directors, there are three persons who are also directors and officers of the Purchaser: Stewart Bainum, Jr., is the Chairman of the Board and Chief Executive Officer of the Purchaser and the Vice-Chairman of the Board of the Company; Joseph Buckley is an Executive Vice President of the Purchaser and a Director of the Company and James H. Rempe is a Senior Vice President, General Counsel and Secretary of the Purchaser and a Director of the Company. The other director of the Company nominated by the Purchaser is a former officer of the Purchaser.

  Security Ownership. As noted above, the Purchaser currently owns 11,500,000 Shares, representing approximately 45% of the outstanding Shares. As of the date hereof, to the knowledge of Purchaser, no executive officer or director of the Purchaser beneficially owns, or has the right to acquire, directly or indirectly, any Shares, except as set forth in Schedule I to this Offer to Purchase. A director of the Purchaser listed in Schedule I to this Offer to Purchase beneficially owns, in the aggregate, 3,000 Shares. None of the Purchaser or, to the knowledge of the Purchaser, any of the executive officers and directors of the Purchaser, has engaged in any transaction in the Shares in the past 60 days.

  11. PURPOSE AND EFFECT OF THE OFFER; APPRAISAL RIGHTS.

PURPOSE AND EFFECT OF THE OFFER

  The purpose of the Offer is for the Purchaser to increase its ownership interest in the Company from approximately 45% to above 50% in order to consolidate the Company for financial reporting purposes. Consolidation of the Company for financial reporting purposes will result in the Purchaser's inclusion in its income statement of all of the Company's revenues and expenses, a minority interest expense reflecting the ownership interest of other stockholders and the Purchaser's proportionate share of the Company's income tax provision. Under the equity method, the Purchaser would include in its pretax income its proportionate share of the Company's net income. In addition, the Purchaser believes that the Shares represent a good investment opportunity.

  The Company has informed the Purchaser that as of April 18, 1997 there were 25,365,442 Shares outstanding, and 1,644,432 Shares reserved for issuance pursuant to outstanding options. As of the date hereof, the Purchaser beneficially owns 11,500,000 Shares, representing approximately 45% of the outstanding Shares. Based on such number of outstanding Shares, if the Purchaser acquires 1,500,000 Shares in the Offer, it will beneficially own approximately 51% of the outstanding Shares and will be able to control the outcome of substantially all actions requiring stockholder approval, including the election of directors, mergers, sales of assets and other such transactions affecting the Company.

  Except as described in this Offer to Purchase, the Purchaser does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors; any material change in the present capitalization or dividend policy of the Company; any other material change in the Company's corporate structure or business; a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; or a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

APPRAISAL RIGHTS

  No appraisal rights are available in connection with the Offer.

  12. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to purchase 1,500,000 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $30.5 million. The Purchaser will obtain these funds from its available cash, working capital or existing credit facilities, or under some combination of the foregoing.

  The Purchaser intends to obtain the funds necessary for the foregoing, in whole or in part, through unsecured borrowings under the Amended and Restated Competitive Advance and Multi-Currency Revolving Credit Facility Agreement (the "Revolving Credit Agreement"), dated as of November 30, 1994, as amended and restated as of September 9, 1996, between the Purchaser, The Chase Manhattan Bank, as agent and the lenders party thereto, in the amount of $250,000,000. The Revolving Credit Agreement has a maturity date of September 6, 2001 and bears interest at rates ranging from 5.89% to 6.20% per annum. As of February 28, 1997, the amount outstanding under the Revolving Credit Agreement was $150,000,000 and the amount available for borrowing was $100,000,000. There are currently no arrangements to repay any amounts borrowed in connection with the Offer.

  13. DIVIDENDS AND DISTRIBUTIONS. If, on or after April 17, 1997, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than pursuant to outstanding options to purchase Shares), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such action or sale.

  If, on or after April 17, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any tendered Shares pursuant to the Offer, and may postpone the acceptance for payment of or, payment for any tendered Shares and may terminate or amend the Offer if (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") shall not have expired or been terminated prior to the expiration of the Offer, or (ii) at any time before the expiration or termination of the Offer, any of the following events shall occur or be deemed to have occurred.

    (a) there shall have been threatened, instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, (i) challenging the acquisition by the Purchaser of the Shares, or seeking to restrain or prohibit the making or consummation of the Offer; (ii) seeking to impose limitations on the ability of the Purchaser or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any of its affiliates on all matters properly presented to the Company's stockholders; (iii) seeking to require divestiture by the Purchaser or any of its affiliates of any Shares; or
  (iv) seeking any material diminution in the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Offer, which, in any case, in the Purchaser's reasonable judgment, could be expected to have a material adverse effect on the business, properties, assets, liabilities, shareholder's equity, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company considered on a consolidated basis or might materially adversely affect the Purchaser or any of its affiliates or the value of the Shares;

    (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issue or deemed applicable to the Offer or any other action shall have been taken by any government, governmental authority or agency or court with respect to the proceeding described in paragraph (a) above, domestic or foreign, that has, or, in the Purchaser's reasonable judgement, could be expected to result in, any of the consequences referred to in paragraph (a) above; or

    (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Company or to the value of the Shares to the Purchaser or any of its affiliates; or

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities in the NYSE, any other national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) any extraordinary or material adverse change in the financial markets or major stock exchanges indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on April 17, 1997; (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor;
  (v) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or


which, in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any affiliate) giving rise to any such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or any of its affiliates regardless of the circumstances giving rise to any such condition or may be waived in whole or in part, at any time and from time to time, in its sole discretion. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time for so long as such right exists. Any determination by the Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

  15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, the Purchaser is not aware of any licenses or regulatory permits that appear to be material to the business of the Company, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated such approval or other action would be sought except as described below.

  State Takeover Laws. The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 30-calendar-day waiting period following the filing of certain required information and documentary material with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. The Purchaser filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares under the HSR Act on April 11, 1997, and the required waiting period with respect thereto will expire at 11:59 p.m., New York City time, on May 11, 1997, unless earlier terminated by the Antitrust Division or the FTC or the Purchaser receives a request for additional information or documentary material prior thereto. If, within such 30-calendar-day waiting period, either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser, the waiting period with respect to the Offer would be extended for an additional period of 20 calendar days following the date of substantial compliance with such request by the Purchaser. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 20-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

  16. CERTAIN FEES AND EXPENSES. The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares.

  Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdictions. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  The Purchaser has filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          MANOR CARE, INC.

May 21, 1997

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                               OF THE PURCHASER

  The names, titles, present principal occupation, five year employment history and business addresses of each of the directors and executive officers of the Purchaser are set forth below. The business address of each of the directors and executive officers of the Purchaser, with respect to positions, offices or employment with the Purchaser, is 11555 Darnestown Road, Gaithersburg, Maryland 20878, unless otherwise noted. All directors and officers listed below are citizens of the United States.

  Stewart Bainum, Jr. is Stewart Bainum's son. Aside from the foregoing, no nominee has any family relationship with any other director or executive officer of the Purchaser.

      TITLE, PRESENT PRINCIPAL OCCUPATION, FIVE YEAR
NAME    EMPLOYMENT HISTORY AND BUSINESS ADDRESSES
----  ----------------------------------------------

Stewart Bainum.....................  Vice Chairman of the Board of Manor Care
                                     and subsidiaries since March 1987; Chair-man of the Board of Manor Care from Au-gust 1981 to March 1987, Chief Executive Officer from July 1985 to March 1987, President from May 1982 to July 1985; Chairman of the Board of ManorCare Health Services, Inc. ("MCHS") from 1968 to March 1987 and a Director since 1968; Di-rector of Vitalink Pharmacy Services, Inc. ("Vitalink") from September 1991 to September 1994; Chairman of the Board of Choice Hotels International, Inc. and its predecessors ("Choice") from 1972 to March 1987 and a Director since 1963; Chairman of the Board of Realty Invest-ment Company, Inc. since 1965.

Stewart Bainum, Jr. ...............  Chairman of the Board of Manor Care and
                                     MCHS since March 1987; Chief Executive
                                     Officer of Manor Care and MCHS since
                                     March 1987 and President since June 1989;
                                     Vice Chairman of the Board of Vitalink
                                     since February 1995; Vice Chairman of the
                                     Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of MCHS since 1976 and of Choice since 1977; Chief Executive Officer of MCHS since June 1989 and Pres-ident from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to Febru-ary 1995 and President and Chief Execu-tive Officer from March 1987 to September 1991; Chairman of the Board of Choice from March 1987 to June 1990.

Joseph Buckley.....................  Executive Vice President of Manor Care
                                     since March 1996; Executive Vice Presi-
                                     dent of MCHS since September 1996; Presi-dent, Assisted Living Division, of MCHS since February 1995; Senior Vice Presi-dent--Information Resources and Develop-ment of Manor Care from June 1990 to Feb-ruary 1995; Vice President--Information Resources from July 1989 to June 1990; Vice President--Real Estate from Septem-ber 1983 to July 1989; Director of Vitalink since July 1996.

Leigh C. Comas.....................  Treasurer of Manor Care and MCHS since
                                     November 1996; Vice President--Finance of
                                     Manor Care since August 1995; Assistant
                                     Treasurer from September 1993 to November
                                     1996; Manager of Corporate Finance from
                                     June 1992 to September 1993; previously a business student at Stanford University Graduate School of Business.

Mark L. Gildea.....................  Chief Executive Officer and Director of
601 Carlson Parkway,                 In Home Health, Inc. since October 1995;
Suite 500,                           President, Alternate Site Services Divi-
Minnetonka, MN 55305                 sion, of MCHS from December 1994 to Octo-
                                     ber 1995; Vice President, Managed Care
                                     Marketing, from December 1993 to December
                                     1994; Executive Vice President of Option
                                     Care, Inc. from October 1992 to December
                                     1993; previously employed by Caremark,
                                     Inc. for over 10 years, including as Area
                                     Vice President.

Regina E. Herzlinger...............  Director since 1992; Nancy R. McPherson
                                     Professor of Business Administration,
                                     Harvard Business School, since 1971. Di-rector: C.R. Bard, Inc. (medical de-vices), Deere & Company, Cardinal Health Care, Inc. and Schering-Plough Corpora-tion.

William H. Longfield...............  Director since 1989; Chairman and Chief
                                     Executive Officer of C.R. Bard, Inc.
                                     (medical devices) since September 1995;
                                     President and Chief Executive Officer of
                                     C.R. Bard, Inc. from June 1994 to Septem-ber 1995; President and Chief Operating Officer of C.R. Bard, Inc. from September 1991 to June 1994; Executive Vice Presi-dent and Chief Operating Officer of C.R. Bard, Inc. from February 1989 to Septem-ber 1991. Director: C.R. Bard, Inc., Ho-rizon Mental Health Management, Inc., United Dental Care, Inc., The West Com-pany and Atlantic Health Systems.

Frederic V. Malek..................  Director since 1990; Chairman, Thayer
                                     Capital Partners since March 1993; Co-
                                     chairman of CB Commercial Real Estate
                                     Group, Inc. since April 1989; Campaign
                                     Manager, Bush-Quayle '92 Campaign from
                                     January 1992 to December 1992; Vice
                                     Chairman of NWA, Inc. (airlines) from
                                     July 1990 to December 1991. Director:
                                     American Management Systems, Inc., Avis,
                                     Inc., Automatic Data Processing Corp.,
                                     FPL Group, Inc., ICF Kaiser Internation-al, Inc., Intrav, Inc., National Educa-tion Corporation, Northwest Airlines and various Paine Webber mutual funds.

James H. Rempe.....................  Senior Vice President, General Counsel
                                     and Secretary of Manor Care since August
                                     1981, of Choice from February 1981 to No-vember 1996 and of MCHS since December 1980; Secretary of Vitalink from January 1983 to January 1997 and a Director since September 1994; Senior Vice President of Vitalink from January 1983 to September 1991 and a Director since September 1994; Director of In Home Health, Inc. since October 1995.

Jerry E. Robertson, Ph.D. .........  Director since 1989; retired; Executive
                                     Vice President of 3M Life Sciences Sector and Corporate Services from November 1984 to March 1994. Director: Allianz Life In-surance Company of North America, Cardi-nal Health, Inc., Coherent, Inc., Haemonetics Corporation, Life Technolo-gies, Inc., Medwave, Inc., Project Hope and Sieris Corporation. Mr. Robertson beneficially owns 3,000 Shares (less than 1% of the Shares outstanding on a fully diluted basis). He has not effected any transactions with respect to such Shares during the past 60 days.

Margarita Schoendorfer.............  Vice President-Controller of Manor Care
                                     and MCHS since November 1990; Vice Presi-dent-Controller of Choice from November 1990 to November 1996; Corporate Control-ler from April 1986 to November 1990; As-sistant Corporate Controller from August 1981 to April 1986.

Kennett J. Simmons.................  Director since 1996; Chairman and Chief
                                     Executive Officer of the Metra Health
                                     Companies from June 1994 to October 1995;
                                     Senior Advisor to E.M Warburg, Pincus &
                                     Co. from 1991 to 1994; Chairman and Chief
                                     Executive Officer of United Healthcare
                                     Corporation from October 1987 to February
                                     1991. Director: United Healthcare Corpo-ration.

Donald C. Tomasso..................  Executive Vice President of Manor Care
                                     since November 1996; President of MCHS
                                     since September 1996; President, Long-
                                     Term Care Division, of MCHS from February
                                     1995 to November 1996 and a Director of
                                     MCHS since June 1991; President and Chief
                                     Operating Officer of MCHS from May 1991
                                     to February 1995; Chairman and Chief Ex-ecutive Officer of Vitalink from February 1995 to February 1997 and Vice Chairman from September 1991 to February 1995; previously employed by Marriott Corpora-tion for more than five years, including as Executive Vice President/General Man-ager of the Roy Rogers Division.

Scott Van Hove.....................  Senior Vice President and Chief Adminis-
                                     trative Officer of Manor Care since De-
                                     cember 1995; Executive Vice President,
                                     Operations of MCHS since February 1997;
                                     Senior Vice President and Chief Adminis-trative Officer of MCHS from December 1995 to February 1997; Vice President of Operations of Manor Care from March 1990 to December 1995.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:                 By Facsimile:            By Hand/Overnight
                                                              Courier:
      P.O. Box 3301              (for Eligible           120 Broadway--13th Fl.
  South Hackensack, NJ        Institutions only)           New York, NY 10271
          07606                 (201) 329-8936            Attn: Reorganization
  Attn: Reorganization                                         Department
       Department

                             Confirm by Telephone:
                                (201) 296-4860

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the front cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        MACKENZIE PARTNERS, INC. [LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885